Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 333-261594 on Form N–1A of our reports dated March 17, 2023, relating to the financial statements and financial highlights of Fidelity Macro Opportunities Fund and Fidelity Risk Parity Fund, and our report dated March 16, 2023, relating to the financial statements and financial highlights of Fidelity Hedged Equity Fund, each a fund of Fidelity Greenwood Street Trust, appearing in the Annual Reports on Form N–CSR of Fidelity Greenwood Street Trust for the year ended January 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 23, 2023